INSURED PERSON    RICHARD ROE                             [AXA EQUITABLE LOGO]

POLICY  OWNER     RICHARD ROE

POLICY NUMBER     XX XXX XXX

                                                           VARIABLE LIFE
                                                           INSURANCE
                                                           POLICY
--------------------------------------------------------------------------------

                      AXA EQUITABLE LIFE INSURANCE COMPANY
                         A STOCK LIFE INSURANCE COMPANY
          HOME OFFICE: 1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK

WE AGREE to pay the Insurance Benefit of this policy and to provide its other benefits and rights in accordance with its provisions.

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

This is a flexible premium variable life insurance policy. You can, within limits:

o    make premium payments at any time and in any amount;

o    change the face amount of insurance or the death benefit option;

o change the allocation of net premiums and deductions among your investment options; and

o    transfer amounts among your investment options.

THIS POLICY IS GUARANTEED NOT TO LAPSE DURING THE FIRST FIVE POLICY YEARS IF PREMIUMS ARE PAID IN ACCORDANCE WITH THE NO LAPSE GUARANTEE PROVISION AND ANY OUTSTANDING LOAN AND ACCRUED LOAN INTEREST DOES NOT EXCEED THE POLICY ACCOUNT VALUE.

All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

We put your net premiums into your Policy Account. You may allocate them to one or more investment funds of our Separate Account(s) (SA) or to our Guaranteed Interest Account (GIA).

THE PORTION OF YOUR POLICY ACCOUNT THAT IS IN AN INVESTMENT FUND OF OUR SA WILL VARY UP OR DOWN DEPENDING ON THE UNIT VALUE OF SUCH INVESTMENT FUND, WHICH IN TURN DEPENDS ON THE INVESTMENT PERFORMANCE OF THE SECURITIES HELD BY THAT FUND. THERE ARE NO MINIMUM GUARANTEES AS TO SUCH PORTION OF YOUR POLICY ACCOUNT.

The portion of your Policy Account that is in our GIA will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than 2% a year.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS, AND MAY INCREASE OR DECREASE. SEE THE "DEATH BENEFIT" PROVISION FOR A DESCRIPTION OF THE VARIABLE DEATH BENEFIT.

This is a non-participating policy.

RIGHT TO EXAMINE POLICY. YOU MAY EXAMINE THIS POLICY AND IF FOR ANY REASON YOU ARE NOT SATISFIED WITH IT, YOU MAY CANCEL IT BY RETURNING THIS POLICY WITH A WRITTEN REQUEST FOR CANCELLATION TO OUR ADMINISTRATIVE OFFICE BY THE 10TH DAY AFTER YOU RECEIVE IT. IF YOU DO THIS, WE WILL REFUND THE PREMIUMS THAT WERE PAID MINUS ANY OUTSTANDING LOAN AND ACCRUED LOAN INTEREST.

READ YOUR POLICY CAREFULLY. It is a legal contract between you and AXA Equitable Life Insurance Company.

/s/ Christopher M. Condron             /s/ Pauline Sherman

Christopher M. Condron                 Pauline Sherman,
Chairman, President and                Senior Vice President, Secretary and
Chief Executive Officer                Associate General Counsel


05-200

Contents                                       In this policy:                              Administrative Office:
--------                                       ---------------                              ----------------------
Policy Information  3                          "We," "our" and "us" mean AXA Equitable      The address of our Administrative Office
                                               Life Insurance Company.                      is shown on Page 3. You should send
Table of Maximum Monthly Charges for                                                        correspondence to that office. Premium
Benefits  4                                    "You" and "your" mean the owner of this      payments should be sent to the address
                                               policy at the time an owner's right is       listed on your billing notice.
Those Who Benefit from this Policy  5          exercised.
                                                                                            Copies of the application for this
The Insurance Benefit We Pay  5                Unless otherwise stated, all references      policy and any additional benefit riders
                                               to interest in this policy are effective     are attached to the policy.
Changing the Face Amount of the Base           annual rates of interest.
Policy or Changing the Death Benefit
Option  6                                      Attained age means age on the birthday
                                               nearest to the beginning of the current
The Premiums You Pay  7                        policy year.

Your Policy Account and How it Works  8

Your Investment Options  9

The Value of Your Policy Account  10

The Cash Surrender Value of this Policy  11

How a Loan Can Be Made  13

Our Separate Account(s) (SA)  14

Our Annual Report to You  15

How Benefits are Paid  15

Other Important Information  15


                                  INTRODUCTION

The premiums you pay, after deductions are made in accordance with the Table of Expense Charges in the Policy Information section, are put into your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment funds of our SA or to our GIA.

The investment funds of our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

Our GIA earns interest at rates we declare. The principal, after deductions, is guaranteed.

If death benefit Option A is in effect, the death benefit is the base policy face amount and the amount of the death benefit is fixed except when it is a percentage of your Policy Account. If death benefit Option B is in effect, the death benefit is the base policy face amount plus the amount in your Policy Account. The amount of the death benefit is variable. Under either option, the death benefit will never be less than a percentage of your Policy Account as stated in the "Death Benefit" provision.

This policy is guaranteed not to lapse during the first five policy years, if premiums are paid in accordance with the No Lapse Guarantee provision and any outstanding loan and accrued loan interest does not exceed the Policy Account value.

The insurance benefit of this policy is payable upon the death of the insured person while the policy is in force.

We make monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy and the cost of any benefits provided by riders to this policy. If you give up this policy for its Net Cash Surrender Value or reduce the base policy face amount, we may deduct a surrender charge from your Policy Account.

This is only a summary of what this policy provides. You should read all of it carefully. Its terms govern your rights and our obligations.


05-200

                               POLICY INFORMATION

INSURED PERSON     RICHARD ROE

POLICY OWNER       RICHARD ROE

FACE AMOUNT

OF BASE POLICY     $100, 000

DEATH BENEFIT      OPTION A                              SEPARATE ACCOUNT [FP]

POLICY NUMBER      XX XXX XXX                            ISSUE AGE 35

BENEFICIARY        MARGARET ROE                          SEX MALE

REGISTER DATE      NOVEMBER 1, 2005        RATING CLASS: STANDARD
                                                         NON-TOBACCO USER

DATE OF ISSUE      NOVEMBER 1, 2005


THE LIFE INSURANCE QUALIFICATION TEST IS THE  [GUIDELINE PREMIUM TEST].

THE MINIMUM BASE POLICY FACE AMOUNT IS [$100,000].

A MINIMUM INITIAL PREMIUM PAYMENT OF $XX>XX IS DUE ON OR BEFORE DELIVERY OF THE POLICY.

THE PLANNED PERIODIC PREMIUM OF $XXX.XX IS PAYABLE QUARTERLY.

THE NO LAPSE GUARANTEE PERIOD IS FIVE YEARS FROM THE REGISTER DATE. SEE THE NO LAPSE GUARANTEE PROVISION.

SEE PAGE 3-CONTINUED FOR THE TABLE OF MONTHLY NO LAPSE GUARANTEE PREMIUMS.

THE ADDITIONAL BENEFIT RIDERS LISTED BELOW, IF ANY, ARE INCLUDED IN THIS POLICY.







THE PLANNED PERIODIC PREMIUMS SHOWN ABOVE MAY NOT BE SUFFICIENT TO CONTINUE THE POLICY AND LIFE INSURANCE COVERAGE IN FORCE. THE PERIOD FOR WHICH THE POLICY AND COVERAGE WILL CONTINUE IN FORCE WILL DEPEND ON: (1) THE AMOUNT, TIMING AND FREQUENCY OF PREMIUM PAYMENTS; (2) CHANGES IN THE FACE AMOUNT AND THE DEATH BENEFIT OPTION; (3) CHANGES IN THE INTEREST RATES CREDITED TO OUR GIA AND THE INVESTMENT PERFORMANCE OF THE INVESTMENT FUNDS OF OUR SA; (4) CHANGES IN THE MONTHLY DEDUCTIONS FROM THE POLICY ACCOUNT FOR THIS POLICY AND ANY BENEFITS PROVIDED BY RIDERS TO THIS POLICY; AND (5) LOAN AND PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL ACTIVITY.

                                     PAGE 3
05-200-3                    (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                           TABLE OF GUARANTEE PREMIUMS

    BENEFITS                   MONTHLY PREMIUM           PREMIUM PERIOD
    ---------                  ---------------           --------------

NO LAPSE GUARANTEE                 $XX.XX                   5 YEARS









YOU CAN, WITHIN LIMITS, MAKE PREMIUM PAYMENTS AT ANY TIME AND IN ANY AMOUNT. HOWEVER, THE MONTHLY PREMIUMS SHOWN ABOVE ARE USED TO DETERMINE WHETHER THE NO LAPSE GUARANTEE BENEFIT IS IN EFFECT AS DESCRIBED IN THE GRACE PERIOD PROVISION.


05-200-3                       PAGE 3 - CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                            TABLE OF EXPENSE CHARGES

DEDUCTION FROM PREMIUM PAYMENTS:

     PREMIUM CHARGE:

          WE DEDUCT AN AMOUNT NOT TO EXCEED 6% FROM EACH PREMIUM PAYMENT.



DEDUCTIONS FROM YOUR POLICY ACCOUNT:

     ADMINISTRATIVE CHARGE:

          FIRST POLICY YEAR: WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH $0.07 FOR EACH $1000 OF INITIAL BASE POLICY FACE AMOUNT PLUS $20.00.

          POLICY YEARS 2 THROUGH 10: WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH $0.07FOR EACH $1000 OF INITIAL BASE POLICY FACE AMOUNT PLUS AN AMOUNT NOT TO EXCEED $15.00.

          POLICY YEARS 11 AND LATER (BUT NOT BEYOND THE POLICY ANNIVERSARY WHEN THE INSURED PERSON IS ATTAINED AGE 100): WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH AN AMOUNT NOT TO EXCEED $15.00.

          DURING THE FIRST 10 YEARS FOLLOWING A FACE AMOUNT INCREASE WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH $0.07 FOR EACH $1000 OF FACE AMOUNT INCREASE THAT EXCEEDS THE HIGHEST HISTORICAL FACE AMOUNT.

     MORTALITY AND EXPENSE RISK CHARGE:

          WE DEDUCT AN AMOUNT NOT TO EXCEED 0.07083 % AT THE BEGINNING OF EACH POLICY MONTH DURING THE FIRST TEN POLICY YEARS AND AN AMOUNT NOT TO EXCEED 0.04166% AT THE BEGINNING OF EACH POLICY MONTH THEREAFTER, FOR MORTALITY AND EXPENSE RISKS. THIS CHARGE WILL BE CALCULATED AS A PERCENTAGE OF THE AMOUNT OF THE POLICY ACCOUNT THAT IS THEN ALLOCATED TO THE INVESTMENT FUNDS OF OUR SEPARATE ACCOUNT.


05-200-3                       PAGE 3 - CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                           TABLE OF SURRENDER CHARGES

                     FOR THE INITIAL BASE POLICY FACE AMOUNT

 BEGINNING OF                            BEGINNING OF
  POLICY YEAR      CHARGE                POLICY YEAR              CHARGE
 ------------      ------                -----------              ------

      1            $xxx.xx                    7                  $ xxx.xx
      2             xxx.xx                    8                    xxx.xx
      3             xxx.xx                    9                    xxx.xx
      4             xxx.xx                   10                    xxx.xx
      5             xxx.xx                   11 AND LATER           00.00
      6             xxx.xx


A SURRENDER CHARGE WILL BE SUBTRACTED FROM YOUR POLICY ACCOUNT IF THIS POLICY IS GIVEN UP FOR ITS NET CASH SURRENDER VALUE WITHIN THE FIRST TEN POLICY YEARS. THE SURRENDER CHARGE IN THE FIRST POLICY MONTH OF EACH POLICY YEAR IS SHOWN IN THE TABLE ABOVE. THE SURRENDER CHARGE DECLINES UNIFORMLY IN EQUAL MONTHLY AMOUNTS WITHIN EACH POLICY YEAR UNTIL IT REACHES ZERO IN THE TWELFTH MONTH OF POLICY YEAR TEN.

THIS TABLE ASSUMES NO FACE AMOUNT INCREASES. ADDITIONAL SURRENDER CHARGES MAY APPLY FOR CERTAIN FACE AMOUNT INCREASES. SEE THE SURRENDER CHARGES PROVISION OF THIS POLICY FOR A DESCRIPTION OF CHANGES TO SURRENDER CHARGES FOR A FACE AMOUNT INCREASES.

IF THE BASE POLICY FACE AMOUNT IS REDUCED WITHIN THE FIRST TEN POLICY YEARS OR WITHIN TEN YEARS FOLLOWING A FACE AMOUNT INCREASE, A SURRENDER CHARGE WILL BE DEDUCTED FROM YOUR POLICY ACCOUNT. SEE THE "SURRENDER CHARGES" PROVISION OF THIS POLICY FOR A DESCRIPTION OF THE SURRENDER CHARGE DEDUCTED FOR A FACE AMOUNT REDUCTION.

ADMINISTRATIVE OFFICE:

                      AXA EQUITABLE LIFE INSURANCE COMPANY

                           NATIONAL OPERATIONS CENTER
                        10804 BALLANTYNE COMMONS PARKWAY
                               CHARLOTTE, NC 28277

                                 (800) 777-6510


05-200-3                       PAGE 3 - CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                            TABLE OF MAXIMUM MONTHLY
                              CHARGES FOR BENEFITS

                                                        MONTHLY DEDUCTION
                BENEFITS                               FROM POLICY ACCOUNT                            PERIOD
                --------                               -------------------                            ------

BASE POLICY LIFE INSURANCE                 MAXIMUM MONTHLY COST OF INSURANCE RATE FOR THE            65 YEARS
                                           BASE POLICY (SEE PAGE 4 - CONTINUED) TIMES
                                           THOUSANDS OF NET AMOUNT AT RISK. NO DEDUCTION
                                           IS MADE AFTER AGE 100 OF THE INSURED PERSON.








                                     PAGE 4
05-200-4                    (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES
              PER $1,000 OF NET AMOUNT AT RISK FOR THE BASE POLICY

  INSURED PERSON'S                           INSURED PERSON'S                          INSURED PERSON'S
    ATTAINED AGE              RATE            ATTAINED AGE              RATE             ATTAINED AGE             RATE
    ------------              ----            ------------              ----             ------------             ----
         35                  0.14083                55                 0.65333                75                 5.03667
         36                  0.14750                56                 0.72167                76                 5.59000
         37                  0.15667                57                 0.79417                77                 6.17500
         38                  0.16667                58                 0.87250                78                 6.78667
         39                  0.17833                59                 0.96083                79                 7.44000

         40                  0.19083                60                 1.05917                80                 8.16167
         41                  0.20583                61                 1.16833                81                 8.97250
         42                  0.22083                62                 1.29417                82                 9.89750
         43                  0.23833                63                 1.43667                83                10.95167
         44                  0.25583                64                 1.59833                84                12.11833

         45                  0.27667                65                 1.77750                85                13.37417
         46                  0.29917                66                 1.97083                86                14.69833
         47                  0.32333                67                 2.18083                87                16.08083
         48                  0.34917                68                 2.40583                88                17.49667
         49                  0.37833                69                 2.65333                89                18.96583

         50                  0.41000                70                 2.93250                90                20.51167
         51                  0.44667                71                 3.30167                91                22.16500
         52                  0.48917                72                 3.61750                92                23.98667
         53                  0.53667                73                 4.04167                93                26.06583
         54                  0.59250                74                 4.52000                94                28.78417

                                                                                              95                32.81750
                                                                                              96                39.64250
                                                                                              97                53.06583
                                                                                              98                83.33250
                                                                                              99                83.33250

                                                                                         100 AND OVER           00.00000

05-200-4                       PAGE 4 - CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                              TABLE OF PERCENTAGES


        INSURED PERSON'S                                                INSURED PERSON'S
         ATTAINED AGE                      PERCENTAGE                    ATTAINED AGE                      PERCENTAGE
         ------------                      ----------                    ------------                      ----------
          40 and under                        250%                             61                            128%

               41                              243                             62                             126

               42                              236                             63                             124

               43                              229                             64                             122

               44                              222                             65                             120

               45                              215                             66                             119

               46                              209                             67                             118

               47                              203                             68                             117

               48                              197                             69                             116

               49                              191                             70                             115

               50                              185                             71                             113

               51                              178                             72                             111

               52                              171                             73                             109

               53                              164                             74                             107

               54                              157                           75-95                            105

               55                              150                             96                             104

               56                              146                             97                             103

               57                              142                             98                             102

               58                              138                        99 and above                        101

               59                              134

               60                              130





Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"), gives a definition of life insurance which limits the amounts that may be paid into a life insurance policy relative to the benefits it provides. Even if this policy states otherwise, at no time will the "future benefits" under this policy be less than an amount such that the "premiums paid" do not exceed the Code's "guideline premium limitations." We may adjust the amount of premium paid to meet these limitations. Also, at no time will the "death benefit" under the policy be less than the "applicable percentage" of the "cash surrender value" of the policy. The above terms are as defined in the Code. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes --Applicable Tax Law" for more information.


05-200-4GPT                    PAGE 4 - CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                              TABLE OF PERCENTAGES

   INSURED PERSON'S                          INSURED PERSON'S                         INSURED PERSON'S
    ATTAINED AGE        PERCENTAGE            ATTAINED AGE        PERCENTAGE           ATTAINED AGE        PERCENTAGE
    ------------        ----------            ------------        ----------           ------------        ----------
         35                397%                     55               214%                     75               135%
         36                384                      56               208                      76               133
         37                372                      57               203                      77               131
         38                360                      58               197                      78               129
         39                348                      59               192                      79               127

         40                337                      60               187                      80               125
         41                326                      61               183                      81               124
         42                316                      62               178                      82               122
         43                306                      63               174                      83               121
         44                297                      64               170                      84               119

         45                288                      65               166                      85               118
         46                279                      66               162                      86               117
         47                270                      67               158                      87               116
         48                262                      68               155                      88               115
         49                255                      69               152                      89               114

         50                247                      70               149                      90               113
         51                240                      71               146                      91               112
         52                233                      72               143                      92               111
         53                226                      73               140                      93               110
         54                220                      74               138                      94               109

                                                                                              95               107
                                                                                              96               106
                                                                                              97               105
                                                                                              98               103
                                                                                              99               102

                                                                                         100 AND OVER          101




This policy is designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"). Accordingly, even if this policy states otherwise, at no time will the death benefits under the policy be less than the cash surrender value of the policy, divided by the net single premium per dollar of insurance which would have to be paid at such time to fund such benefits consistent with the definition of such terms in the Code. At no time will the "death benefit" under the policy be less than the applicable percentage of the "cash surrender value" of the policy. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes - Applicable Tax Law" for more information.

      (NOTE: THIS IS THE POLICY INFORMATION PAGE THAT WILL BE GENERATED IF
             THE CASH VALUE ACCUMULATION TEST IS SELECTED AT ISSUE)


05-200-4CVAT                   PAGE 4 - CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                              TABLE OF FACTORS FOR
                         PAID UP DEATH BENEFIT GUARANTEE

          INSURED PERSON'S                                 INSURED PERSON'S
           ATTAINED AGE        FACTOR                       ATTAINED AGE        FACTOR
           ------------        ------                       ------------        ------
               35              0.19902                           70             0.63108
               36              0.20659                           71             0.64643
               37              0.21446                           72             0.66144
               38              0.22260                           73             0.67645
               39              0.23103                           74             0.69115
               40              0.23975                           75             0.70545
               41              0.24877                           76             0.71934
               42              0.25807                           77             0.73285
               43              0.26769                           78             0.74599
               44              0.27760                           79             0.75885
               45              0.28783                           80             0.77146
               46              0.29838                           81             0.78380
               47              0.30925                           82             0.79581
               48              0.32044                           83             0.80741
               49              0.33196                           84             0.81847
               50              0.34382                           85             0.82895
               51              0.35601                           86             0.83885
               52              0.36853                           87             0.84823
               53              0.38135                           88             0.85718
               54              0.39447                           89             0.86584
               55              0.40786                           90             0.87440
               56              0.42150                           91             0.88302
               57              0.43540                           92             0.89193
               58              0.44954                           93             0.90140
               59              0.46394                           94             0.91179
               60              0.47856                           95             0.92334
               61              0.49340                           96             0.93614
               62              0.50842                           97             0.94992
               63              0.52359                           98             0.96356
               64              0.53886                           99             0.97333
               65              0.55419
               66              0.56953
               67              0.58490
               68              0.60028
               69              0.61568




05-200-4                       PAGE 4 - CONTINUED

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THOSE WHO BENEFIT FROM THIS POLICY

OWNER. The owner of this policy is the insured person unless otherwise stated in the application, or later changed.

As the owner, you are entitled to exercise all the rights of this policy while the insured person is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named in the application. If more than one beneficiary is named, they can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Insurance Benefit will be paid to any primary beneficiaries who survive the insured person. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have made another arrangement with us.

If there is no designated beneficiary living at the death of the insured person, we will pay the Insurance Benefit to the insured person's surviving children in equal shares. If none survive, we will pay the insured person's estate.

CHANGING THE OWNER OR BENEFICIARY. While the insured person is living, you may change the owner or beneficiary by written notice in a form satisfactory to us. You can get such a form from your financial professional or by writing to us at our Administrative Office. The change will take effect on the date you sign the notice; however, it will not apply to any payment we make or other action we take before we receive the notice.

ASSIGNMENT. You may assign this policy, if we agree; however, we will not be bound by an assignment unless we have received it in writing at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.

--------------------------------------------------------------------------------
THE INSURANCE BENEFIT WE PAY

We will pay the Insurance Benefit of this policy to the beneficiary upon the death of the insured person when we receive at our Administrative Office (1) proof that the insured person died while this policy was in force; and (2) all other requirements we deem necessary. The Insurance Benefit includes the following amounts, which we will determine as of the date of death of the insured person:

o    the death benefit described in the "Death Benefit" provision;

o    PLUS any other benefits then due from riders to this policy;

o    MINUS any policy loan and accrued interest, or liens;

o MINUS any overdue deductions from your Policy Account if the insured person dies during a grace period.

We will add interest to the resulting amount in accordance with applicable law. We will compute the interest at a rate we determine, but not less than the rate required by any applicable law. Payment of the Insurance Benefit may also be affected by other provisions of this policy. See the "Other Important Information" section of this policy, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated. Additional exclusions or limitations (if any) are listed in the Policy Information section.

DEATH BENEFIT. The death benefit of this policy will be determined under either Option A or Option B, whichever you have chosen and is in effect on the date of death of the insured person.

Under Option A, the death benefit is the greater of (a) the base policy face amount; or (b) a percentage of the amount in your Policy Account on the date of death of the insured person. Under this option, the amount of the death benefit is fixed, except when it is determined by such percentage.


05-200-5                                                                  PAGE 5

Under Option B, the death benefit is the greater of (a) the base policy face amount plus the amount in your Policy Account on the date of death of the insured person; or (b) a percentage of the amount in your Policy Account on the date of death of the insured person. Under this option the amount of the death benefit is variable.

The percentages referred to above are the percentages from the "Table of Percentages" shown on Page 4-Continued of this policy for the insured person's age (nearest birthday) at the beginning of the policy year of determination.

NO LAPSE GUARANTEE. This policy is guaranteed not to lapse during the first five policy years if the sum of premium payments, less any partial withdrawals, is at least equal to the sum of the monthly No Lapse Guarantee Premium(s) and guarantee premiums for any additional benefit riders, and any outstanding loan and accrued loan interest does not exceed the Policy Account value. Certain policy changes after issue will change the No Lapse Guarantee Premium(s); however, they will not start a new guarantee period.

COVERAGE AFTER AGE 100. If this policy is in force on the policy anniversary when the insured person reaches age 100, it will remain in force subject to the policy loan provision. The death benefit will continue to be determined as described in the Death Benefit provision. No premium payments, partial withdrawals, changes in face amount or changes in death benefit option will be permitted after age 100 of the insured person; policy loans, loan repayments, and transfers among your investment options may continue to be made, subject to our normal rules as stated in other provisions of the policy pertaining to these items. No deductions for cost of insurance or administrative charges (except for the mortality and expense risk charge) will be made after age 100 of the insured person. This policy may not qualify as life insurance if it is continued beyond age 100 of the insured person and may be subject to adverse tax consequences. You should consult a tax advisor prior to continuing coverage beyond that time.

--------------------------------------------------------------------------------
CHANGING THE FACE AMOUNT OF THE BASE POLICY OR CHANGING THE DEATH BENEFIT
OPTION.

You may change the face amount of the base policy or change the death benefit option by written request to us at our Administrative Office, subject to the following conditions:

1. After the first policy year while this policy is in force and the insured person is not more than attained age 80, you may ask us to increase the base policy face amount. Any requested increase must be for at least $10,000. You must provide evidence satisfactory to us of the insurability of the insured person. We will decline your request if the insured person does not quality for the increase subject to our underwriting rules then in effect. If you increase the base policy face amount, an additional ten year surrender charge may apply to that increase; see the "Surrender Charges" provision.

2. After the second policy year while this policy is in force and the insured person is not more than attained age 99, you may ask us to reduce the base policy face amount but not to less than $100,000. Any such reduction in the face amount may not be less than $10,000. If you reduce the base policy face amount before the end of the tenth policy year, or within ten years following a face amount increase we will deduct any applicable surrender charge from your Policy Account; see the "Surrender Charges" provision.

3. After the second policy year while this policy is in force, you can change your death benefit option. Any requested change to death benefit Option B must be made while the insured person is not more than attained age 80. Also, any requested change to death benefit Option A must be made while the insured person is not more than attained age 99. If you ask us to change from Option A to Option B, we will decrease the base policy face amount by the amount in your Policy Account on the date the change takes effect. However, we will decline to make such change if it would reduce the base policy face amount to less than $100,000. If you ask us to change from Option B to Option A, we will increase the base policy face amount by the amount in your Policy Account on the date the change takes effect. Such decreases and increases in the base policy face amount are made so that the death benefit remains the same on the date the change takes effect.

4. The change will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request.

5. We reserve the right to decline to make any change that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us. We also reserve the right to decline any change that may cause this policy to lose its ability to be tested for Federal income tax purposes under the 1980 Commissioners Standard Ordinary mortality tables. See "Policy Changes -Applicable Tax Law" provision for more information.

6. You may ask for a change by completing an application for change, which you can get from your financial professional or by writing to us at our Administrative Office. A copy of your application for change will be attached to the new "Policy Information"



05-200-5                                                                  PAGE 6
section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return this policy to our Administrative Office to make a policy change.

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THE PREMIUMS YOU PAY

The minimum initial premium payment shown in the Policy Information section is due on or before delivery of this policy. No insurance will take effect before a premium at least equal to the minimum initial premium is paid. Other premiums may be paid at our Administrative Office at any time prior to attained age 100 of the insured person while this policy is in force. We will furnish you with a premium receipt, signed by one of our officers, upon request.

We will send premium notices to you for the planned periodic premium shown in the `Policy Information" section. You may skip planned periodic premium payments. However, this may adversely affect the duration of the death benefit and your policy's values. We will assume that any payment you make to us is a premium payment, unless you tell us in writing that it is a loan repayment.

If you stop paying premiums, insurance coverage will continue for as long as the Net Policy Account Value is sufficient to cover the monthly deductions described in the "Monthly Deductions" provision, with a further extension of coverage as described in the "Grace Period" provision.

LIMITS. Each premium payment after the initial one must be at least $50. We may increase this minimum limit 90 days after we send you written notice of such increase. We reserve the right to limit the amount of any premium payments you may make if they would immediately result in more than a dollar for dollar increase in the death benefit (which would happen if the death benefit is determined as a percentage of the policy account, as described in the "Death Benefit" provision), unless you provide satisfactory evidence of insurability of the insured person, and it would not cause this policy to lose its ability to be tested for Federal income tax purposes under the 1980 Commissioners Standard Ordinary mortality tables.

We also reserve the right not to accept premium payments or to return excess amounts that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us.

GRACE PERIOD. At the beginning of each policy month, we compare the Net Policy Account Value to the total monthly deductions described in the "Monthly Deductions" provision. If the Net Policy Account Value is sufficient to cover the total monthly deductions, this policy is not in default.

If the Net Policy Account Value at the beginning of any policy month is not sufficient to cover the total monthly deductions, but the No Lapse Guarantee is in effect, we will perform the following calculations to determine whether the policy is in default:

1. Determine the No Lapse Guarantee Premium fund. The No Lapse Guarantee Premium fund for any policy month is the accumulation of all the monthly no lapse guarantee premiums and guarantee premiums for any additional benefit riders, shown on Page 3-Continued, from the Register Date of the policy up to that month.

2. Determine the actual premium fund. The actual premium fund for any policy month is the accumulation of all the premiums received minus all withdrawals from the Register Date of the policy up to that month.

3. If the result in Step 2 is greater than or equal to the result in Step 1, and any loan and accrued loan interest does not exceed the Policy Account Value, the policy is not in default. The guarantee will be in effect and monthly deductions will be taken up to the amount in the Policy Account.

4. If the result in Step 2 is less than the result in Step 1, or if the result in Step 2 is greater than or equal to the result in Step 1 and any loan and accrued loan interest exceeds the Policy Account Value, the policy is in default as of the first day of that policy month. This is the date of default.

If the No Lapse Guarantee has terminated the calculations described in Steps 1.-
4. above will not be performed. In that case, if the Net Policy Account Value at the beginning of any policy month is less than the monthly deductions for that month, the policy is in default as of the first day of such policy month.

If the policy is in default, we will send you and any assignee on our records at the last known addresses written notice stating that a grace period of 61 days has begun starting with the date the notice is mailed. The notice will also state the amount of payment that is due.



05-200-7                                                                  PAGE 7

The payment required will not be more than an amount sufficient to increase the Net Policy Account Value to cover all monthly deductions for 3 months (but not beyond age 100 of the insured person), calculated assuming no interest or investment performance was credited to or charged against the Policy Account and no policy changes were made.

If we do not receive such amount at our Administrative Office before the end of the grace period, we will then (1) withdraw and retain any amount in your Policy Account; and (2) send a written notice to you and any assignee on our records at the last known addresses stating that this policy has ended without value.

If we receive the requested amount before the end of the grace period, but the Net Policy Account Value is still insufficient to cover total monthly deductions, we will send a written notice that a new 61day grace period has begun and request an additional payment.

If the insured person dies during a grace period, we will pay the Insurance Benefit as described on Page 5.

RESTORING YOUR POLICY BENEFITS. If this policy has ended without value and was not given up for its Net Cash Surrender Value, you may restore policy benefits while the insured person is alive. In order to restore benefits, you must:

     1. Ask for restoration of policy benefits within 6 months from the end of the grace period; and

     2.   Provide evidence of insurability satisfactory to us; and

     3. Make a required payment. The required payment will not be more than an amount sufficient to cover (i) total monthly deductions for 3 months, calculated from the effective date of restoration; and (ii) the premium charge. We will determine the amount of this required payment as if no interest or investment performance was credited to or charged against your Policy Account.

We must receive the required payment while the insured person is alive. We will deduct the premium charge from the required payment. The policy account on the date of restoration will be equal to the balance of the required payment.

The effective date of the restoration of policy benefits will be the beginning of the policy month which coincides with or next follows the date we approve your request. We will start to make monthly deductions again as of the effective date of restoration. The schedule of surrender charges that was applicable on the date of default will also be applicable to the restored policy. Any remaining No Lapse Guarantee period as measured from the policy Register Date will not be restored if this policy is restored.

We reserve the right to decline to restore this policy if in our opinion it would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us. We also reserve the right to decline a restoration that may cause this policy to lose its ability to be tested for Federal income tax purposes under the 1980 Commissioners Standard Ordinary mortality tables. See "Policy Changes -Applicable Tax Law" provision for more information.

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YOUR POLICY ACCOUNT AND HOW IT WORKS

PREMIUM PAYMENTS. When we receive your premium payments, we subtract the expense charges shown in the table in the "Policy Information" section and any overdue monthly deductions. We put the balance (the net premium) into your Policy Account as of the date we receive the premium payment at our Administrative Office and before any deductions from your Policy Account due on that date are made. However, we will put the initial net premium payment into your Policy Account as of the Register Date if it is later than the date of receipt. No premiums will be applied to your Policy Account until the minimum initial premium payment, as shown in the "Policy Information" section, is received at our Administrative Office.

MONTHLY DEDUCTIONS. At the beginning of each policy month we make a deduction from your Policy Account to cover the monthly administrative charge and to provide insurance coverage. If you do not submit the full minimum initial premium with your application, and the minimum initial premium is paid upon delivery, your monthly deductions commence as of the Register Date. Such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

o    the monthly administrative charge;

o    the monthly mortality and expense risk charge;

o    the monthly cost of insurance for the insured person; and

o    the monthly cost of any benefits provided by riders to this policy.

The monthly cost of insurance is the sum of (a) our current monthly cost of insurance rate times the net amount at risk at the beginning of the policy month divided by $1,000; plus (b) any flat extra charge shown in the "Policy Information" section. The net


05-200-7                                                                  PAGE 8
amount at risk at any time is the death benefit (calculated as of that time) minus the amount in your Policy Account at that time.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in the "Changes in Policy Cost Factors" provision. They will never be more than those shown in the Table of Maximum Monthly Cost of Insurance Rates Per $1,000 of Net Amount at Risk for the Base Policy on Page 4-Continued.

No deduction is made (except for the mortality and expense risk charge) after age 100 of the insured person.

OTHER DEDUCTIONS. We also make the following other deductions from your Policy Account as they occur:

o We deduct a surrender charge if, before the end of the tenth policy year, or within ten years following a face amount increase, you give up this policy for its Net Cash Surrender Value or you reduce the base policy face amount.

o    We deduct a charge for certain transfers (see "Transfers" provision).

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YOUR INVESTMENT OPTIONS

ALLOCATIONS. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account and deductions from it are allocated to the investment funds of our SA and to the unloaned portion of our GIA at your direction. You specified your initial premium allocation and deduction allocation percentages in your application for this policy, a copy of which is attached to this policy. Unless you change them, such percentages shall also apply to subsequent premium and deduction allocations.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and of the deduction allocation percentages must each equal 100.

You may change such allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office.

If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, we will make that deduction based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

TRANSFERS. Transfer requests must be in writing and delivered by U.S. mail to our Administrative Office unless we accept an alternative form of communication (such as internet or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the policy prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you are using such services for market timing or other trading strategies that may disrupt operation of an investment fund of our SA or have a detrimental effect on the unit value of any investment fund of our SA.

We reserve the right to:

1. limit transfers among or to the investment funds of our SA to no more than once every 30 days;

2. require a minimum time period between each transfer into or out of one or more specified investment funds of our SA;

3. establish a maximum dollar amount that may be transferred by an owner on any transaction date among investment funds of our SA;

4. reject transfer requests from a person acting on behalf of multiple policy owners unless pursuant to a trading authorization agreement that we have accepted;

5. impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of an investment fund of our SA or may have a detrimental effect on the unit value of any investment fund of our SA or determine that you have engaged in any such strategy.


05-200-9                                                                  PAGE 9

At your written request to our Administrative Office, we will transfer amounts from your value in any investment fund of our SA to one or more other funds of our SA or to our GIA. Any such transfer will take effect on the date we receive your written request at our Administrative Office.

Once during each policy year you may ask us, by written request to our Administrative Office, to transfer an amount you specify from your unloaned value in our GIA to one or more investment funds of our SA. We must receive your request within a period beginning 30 days prior to the policy anniversary and ending 60 days after the policy anniversary. A transfer request received up to 30 days prior to the policy anniversary will be effective on the anniversary. A transfer request received on or within 60 days after the policy anniversary will be effective on the date the request is received at our Administrative Office. The maximum amount that you may transfer in any policy year is the greater of
(a) $500, (b) 25% of the unloaned value in the GIA on the transfer effective date or (c) the amount transferred from the GIA in the immediately preceding policy year, if any. In no event will we transfer more than your unloaned value in our GIA.

The minimum amount that we will transfer from your value in an investment fund of our SA on any date is the lesser of $500.00 or your value in that investment fund on that date, except as stated in the next paragraph. The minimum amount that we will transfer from your value in our GIA is the lesser of $500.00 or your unloaned value in our GIA as of the date the transfer takes effect, except as stated in the next paragraph.

We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least $500.00.

We reserve the right to make a transfer charge up to $25.00 for each transfer of amounts among your investment options. The transfer charge, if any, is deducted from the amounts transferred from the investment funds of our SA and our GIA based on the proportion that the amount transferred from each investment fund of our SA and our GIA bears to the total amount being transferred.

If you ask us to transfer the entire amount of your value in the investment funds of our SA to our GIA, we will not make a charge for that transfer.

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THE VALUE OF YOUR POLICY ACCOUNT

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GIA and in the investment funds of our SA under this policy. Your Net Policy Account value is equal to the amount in your Policy Account minus any policy loan and accrued loan interest.

YOUR VALUE IN OUR GIA. The amount you have in our GIA at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it. We will credit the amount in our GIA with interest at rates we determine. We will determine such interest rates periodically in advance for unloaned and loaned amounts in our GIA. The rates may be different for unloaned and loaned amounts. Any change in the interest rates we determine will be as described in the "Changes in Policy Cost Factors" provision. Such interest rates will not be less than 2%. Interest accrues and is credited on unloaned amounts in the GIA daily. However, we will credit interest on any portion of the initial net premium allocated to our GIA from the Register Date if it is later than the date of receipt provided the initial premium is at least equal to the minimum initial premium shown on Page 3 of the policy.

We credit interest on the loaned portion of our GIA daily. The interest rate we credit to the loaned portion of our GIA will be at an annual rate up to 1% less than the loan interest rate we charge. In no event will we credit less than 2% a year.

On each policy anniversary, and at any time you repay all of a policy loan, we allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our SA and the unloaned portion of our GIA in accordance with your premium allocation percentages.



05-200-9                                                                 PAGE 10

YOUR VALUE IN THE INVESTMENT FUNDS OF OUR SA. The amount you have in an investment fund of our SA under this policy at any time is equal to the number of units this policy then has in that fund multiplied by the fund's unit value at that time.

Amounts allocated, transferred or added to an investment fund of our SA are used to purchase units of that fund; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions. The number of units a policy has in an investment fund at any time is equal to the number of units purchased minus the number of units redeemed in that fund at that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the fund's unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment funds of our SA at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment fund of our SA on any business day is equal to the unit value for that fund on the immediately preceding business day multiplied by the net investment factor for that fund on that business day.

The net investment factor for an investment fund of our SA on any business day is (a) divided by (b), minus (c), where:

(a) is the net asset value of the shares in designated investment companies that belong to the investment fund at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the value of the assets in that investment fund at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c) is any charge for that day for taxes, amounts set aside as a reserve for taxes, or any operating expenses of our SA (including, without limitation, SEC registration fees and auditing fees).

The net asset value of an investment company's shares held in each investment fund shall be the value reported to us by that investment company.

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THE CASH SURRENDER VALUE OF THIS POLICY

CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to the amount in your Policy Account on that date minus any applicable surrender charge.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while the insured person is living. You may do this by sending us a written request for it and this policy to our Administrative Office. Your written request for cancellation or surrender must include the following:

1.   A statement that makes it clear that you intend to surrender the policy;

2.   The policy number of the policy to be surrendered;

3. The name of the insured person and your name (if other than the insured person) and address where proceeds should be mailed;

4. Your signature and, if required by the policy or by a legally binding document of which we have an actual notice, the signature of a collateral assignee or other person having an interest in the policy through the legally binding document.


05-200-11                                                                PAGE 11

If this policy has a cash surrender value and is being given up for its net cash surrender value, a completed withholding authorization must also be included with your written request. If this form is not provided to us with your written request for surrender, we will withhold income tax on the taxable portion of your distribution at the mandated federal and state tax rates. Withholding rules may also apply to other distributions under this policy. We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. If the policy has been lost, stolen or destroyed, you must include a statement in the written request that the policy was lost, stolen or destroyed with an approximate date of when the policy was lost, stolen or destroyed. All insurance coverage under this policy ends on the date we receive your written request.

SURRENDER CHARGES. If you give up this policy for its Net Cash Surrender Value before the end of the tenth policy year, we will subtract a surrender charge from your Policy Account. A table of surrender charges for the initial base policy face amount is in the "Policy Information" section.

Assuming you have not previously changed the base policy face amount, a proportionate surrender charge will be determined by dividing the amount of the reduction in base policy face amount by the initial base policy face amount of insurance, and then multiplying that fraction by the surrender charge immediately before the reduction. The proportionate surrender charge will not exceed the unloaned Policy Account at the time of the reduction. If a proportionate surrender charge is made, the surrender charges shown in the table in the Policy Information section will be reduced proportionately. We will not deduct a proportionate surrender charge if the reduction resulted from a change in death benefit option.

We will establish additional surrender charges for any increase in the base policy face amount that represents an increase over the previous highest base policy face amount. These charges will apply for ten years from the effective date of such increase. Changes in the base policy face amount resulting from a change in death benefit option will not be considered in computing the previous highest face amount.

If you reduce the base policy face amount before the end of the tenth policy year, we will deduct a proportionate amount of any applicable surrender charge from your Policy Account. If you reduce the base policy face amount within ten years following a face amount increase, we will also deduct a proportionate amount of any applicable surrender charge from your Policy Account. Reductions will first be applied against the most recent increase in the base policy face amount. They will then be applied to prior increases in the base policy face amount in the reverse order in which such increases took place, and then to the original base policy face amount.

Any deductions for surrender charges will be made in accordance with the "Allocations" provision. We will send you a new `Policy Information" section in the event of a reduction in the base policy face amount. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.

We have filed a detailed statement of the method of computing surrender charges with the insurance supervisory official of the jurisdiction in which this policy is delivered.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. After the first policy year while this policy is inforce and the insured person is not more than attained age 99, you may ask for a partial Net Cash Surrender Value withdrawal by written request to our Administrative Office. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum withdrawal amount of $500.00. We have the right to decline a request for a partial Net Cash Surrender Value withdrawal if this would cause the policy to fail to qualify as life insurance under applicable tax law, as interpreted by us. We will decline a request for a partial Net Cash Surrender Value withdrawal if this would cause a decrease in the base policy face amount to less than $100,
000. A partial withdrawal will result in a reduction in the Cash Surrender Value and in your Policy Account equal to the amount withdrawn as well as a reduction in your death benefit. If the death benefit is Option A, and the death benefit minus the amount to be withdrawn is less than the base policy face amount, the base policy face amount will be reduced to the death benefit minus the amount to be withdrawn. If the death benefit is Option B, the base policy face amount will not be reduced. Under either death benefit option, the partial withdrawal will result in a reduction in your death benefit. The death benefit after the withdrawal will be determined as described in the "Death Benefit" provision based on the Policy Account and the base policy face amount after the withdrawal. There will be no proportionate surrender charge due to a decrease in base policy face amount resulting from a partial withdrawal.

You may tell us how much of each partial withdrawal is to come from your unloaned value in our GIA and from your values in each of the investment funds of our SA. If you do not tell us, we will make the withdrawal on the basis of your monthly deduction allocation percentages then in effect. If we cannot make the withdrawal as indicated above, we will make the withdrawal based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.



05-200-11                                                                PAGE 12

Such withdrawal and resulting reduction in the death benefit, in the Cash Surrender Value and in your Policy Account will take effect on the date we receive your written request at our Administrative Office. We will send you a new Policy Information section if a withdrawal results in a reduction in the face amount. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.

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HOW A LOAN CAN BE MADE

POLICY LOANS. You can take a loan on this policy while it has a loan value. This policy will be the only security for the loan. Any amount on loan is part of your Policy Account. We refer to this as the loaned portion of your Policy Account.

CARRY OVER LOANS. If this policy was issued based, in whole or in part, upon an exchange of another life insurance policy, any transferred existing loan from the exchanged policy as approved by us subject to our rules then in effect will be put into the loaned portion of your Policy Account. For purposes of determining the deduction from premium payments as shown in the Table of Expense Charges in the "Policy Information" section, we will consider the transferred loan amount as premium received by us in consideration of issuing this policy. If a refund is made under the "Right to Examine Policy" provision, we will subtract any policy loan and accrued loan interest from that refund.

LOAN VALUE. The loan value on any date before attained age 75 of the insured person is 90% of the Cash Surrender Value on that date, and 100 % thereafter. The amount of any new loan you take may not be more than the loan value, less any existing loan and accrued loan interest. If you request an increase to an existing loan, the additional amount requested will be added to the amount of the existing loan and accrued loan interest.

Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the requested loan is to be allocated to your unloaned value in our GIA and your value in each investment fund of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your monthly deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

The loaned portion of your Policy Account will be maintained as a part of our GIA. Thus, when a loaned amount is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GIA.

LOAN INTEREST. Interest on a loan accrues daily at an adjustable loan interest rate. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of (1) the "Published Monthly Average," as defined below, for the calendar month that ends two months before the date of determination or (2) 3%. "Published Monthly Average" means the Moody's Corporate Bond Yield Average - Monthly Average Corporates published by Moody's Investors Service, Inc., or any successor thereto. If such averages are no longer published, we will use such other averages as may be established by regulation by the insurance supervisory official of the jurisdiction in which this policy is delivered. We will determine the rate for each policy at regular intervals at least once every twelve (12) months but not more frequently than once in every three (3) month period. No change in the rate shall be less than 1/2 of 1% a year. We may increase the rate if the maximum rate as determined by clause (1) above exceeds the rate being charged by 1/2 of 1% or more. We will reduce the rate to or below the maximum rate as determined by clause (1) above if such maximum is lower than the rate being charged by 1/2 of 1% or more. In no event will the maximum loan interest rate be greater than any applicable limitation required by the jurisdiction in which this policy is delivered. We reserve the right to establish a rate lower than the maximum.

We will notify you of the initial loan interest rate when you make a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned values in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

When unpaid loan interest is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the interest so allocated and transfer that amount to the loaned portion of your Policy Account.


05-200-13                                                                PAGE 13

LOAN REPAYMENT. You may repay all or part of a policy loan at any time while the insured person is alive and this policy is in force.

Repayments will first be allocated to our GIA until you have repaid any loaned amounts that were allocated to our GIA. You may tell us how to allocate repayments above that amount among our GIA and the investment funds of our SA. If you do not tell us, we will make the allocation on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless at the beginning of a policy month the Net Policy Account Value is less than the total monthly deduction then due, if any. In that case, the "Grace Period" provision will apply.

A policy loan may have a permanent effect on your benefits under this policy even if it is repaid. During any period in which there is an outstanding loan, the interest rate we credit to the loaned portion of the Policy Account may be different than the rate we credit to the unloaned portion of the Policy account. See the "Your Value in our GIA" provision.

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OUR SEPARATE ACCOUNT(S) (SA)

We established and we maintain our SA under the laws of New York State. Realized and unrealized gains and losses from the assets of our SA are credited to or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment fund in excess of the reserves and other liabilities with respect to that fund to another investment fund or to our General Account.

INVESTMENT FUNDS. Our SA consists of investment funds. Each fund may invest its assets in a separate class of shares of a designated investment company, or companies, or make direct investments in securities. The investment funds of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. We may from time to time make other investment funds available to you, or we may create a new SA. We will provide you with written notice of all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment funds. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment fund and put them in another investment fund. We also have the right to combine any two or more investment funds. The term investment fund in this policy shall then refer to any other investment fund in which the assets of a class of policies to which this policy belongs were placed.

We have the right to:

1. register or deregister any SA available under this policy under the Investment Company Act of 1940;

2. run any SA available under this policy under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to any SA available under this policy; and

4. operate any SA available under this policy, or one or more of its investment funds, by making direct investments or in any other form. If we do so, we may invest the assets of such SA, or one or more of the investment funds, in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment fund of any SA available under this policy will not be changed by us unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this policy is delivered.

If any of these changes result in a material change in the underlying investments of an investment fund of our SA, we will notify you of such change, as required by law. If you have value in that investment fund we will, if you wish, transfer it at your written direction from that fund to another fund(s) of our SA or to our GIA, and you may then change your premium and deduction allocation percentages. There will be no charge for such a transfer.



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OUR ANNUAL REPORT TO YOU

For each policy year we will send you without charge a report for this policy that shows the current death benefit, the value you have in our GIA and in each investment fund of any SA available under this policy, the Cash Surrender Value and any policy loan with the current loan interest rate. It will also show the premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

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HOW BENEFITS ARE PAID

The Insurance Benefit or your Net Cash Surrender Value withdrawals are paid immediately in one sum. Amounts paid will not be subject to the claims of creditors or to legal process, to the extent permitted by law.
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OTHER IMPORTANT INFORMATION

YOUR CONTRACT WITH US. This policy is issued in consideration of payment of a premium at least equal to the minimum initial premium payment shown in the "Policy Information" section. This policy, any riders or endorsements, and the attached copy of the initial application and all subsequent applications to change this policy, and all additional "Policy Information" sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

Only our Chairman of the Board, our President or one of our Vice Presidents can modify this policy or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

POLICY CHANGES -- APPLICABLE TAX LAW. For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Code or successor law. Therefore, we have reserved earlier in this policy the right to decline to accept premium payments, to decline to change death benefit options, to decline to change the face amount, or to decline to make partial withdrawals that, in our opinion, would cause this policy to fail to qualify as life insurance under applicable tax law. Further, we reserve the right to make changes in this policy or its riders (for example, in the percentages in the "Death Benefit" provision) or to require additional premium payments, or to make distributions from this policy or to change the face amount to the extent we deem it necessary to continue to qualify this policy as life insurance. We also reserve the right to decline any change that may cause this policy to lose its ability to be tested for Federal income tax purposes under the 1980 Commissioners Standard Ordinary mortality tables. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes.

CHANGES IN POLICY COST FACTORS. Changes in policy cost factors (interest rates we credit to our GIA, cost of insurance deductions and expense charges) will be on a basis that is equitable to all policyholders of a given class, and will be determined based on reasonable assumptions as to expenses, mortality, policy and contract claims, taxes, investment income, and lapses. Any change in policy cost factors will never result in an interest crediting rate that is lower than that guaranteed in the policy, or policy charges that exceed the maximum policy charges guaranteed in the policy. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.


05-200-15                                                                PAGE 15

WHEN THE POLICY IS INCONTESTABLE. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. However, in the absence of fraud, we will not contest the validity of this policy after it has been in effect during the lifetime of the insured person for two years from the earlier of the Register Date or date of issue shown in the Policy Information section.

We also have the right to contest the validity of any policy change or restoration based on material misstatements made in any application for that change or restoration. In the absence of fraud, we will not contest any policy change that requires evidence of insurability, or any restoration of this policy, after the change or restoration has been in effect for two years during the lifetime of the insured person.

No statement shall be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

FRAUD EXCEPTION. As used in the "When the Policy is Incontestable" and "CHANGE FROM TOBACCO USER RATES TO NON-TOBACCO USER RATES" provisions, fraud shall mean false statements, representations or warranties knowingly and intentionally provided, or caused to be provided, by any person involved in the procurement of any coverage provided under the policy, for the purpose of inducing the company to accept a risk or assume hazard it would otherwise not have so accepted or assumed.

WHAT IF AGE OR SEX HAS BEEN MISSTATED? If the insured person's age or sex has been misstated on any application, the death benefit and any benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct age and sex.

HOW THE SUICIDE EXCLUSION AFFECTS BENEFITS. If the insured person commits suicide (while sane or insane) within two years after the earlier of the Register Date or the date of issue shown in the Policy Information section, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and accrued loan interest and minus any partial withdrawal of the Net Cash Surrender Value. If the insured person commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the death benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase.

HOW WE MEASURE POLICY PERIODS AND ANNIVERSARIES. We measure policy years, policy months, and policy anniversaries from the Register Date shown in the Policy Information section. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

HOW, WHEN AND WHAT WE MAY DEFER. We may not be able to obtain the value of the assets of the investment funds of our SA if (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the investment funds of our SA, we may defer:

1. Determination and payment of Net Cash Surrender Value withdrawals (except when used to pay premiums to us);

2. Determination and payment of any death benefit in excess of the face amount;

3.   Payment of loans (except when used to pay premiums to us);

4.   Determination of the unit values of the investment funds of our SA; and

5.   Any requested transfer.


05-200-15                                                                PAGE 16

As to amounts allocated to our GIA, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount (except when used to pay premiums to us) for up to six months after we receive a request for it. We will allow interest, at the rate of at least 2% a year, on any Net Cash Surrender Value payment derived from our GIA that we defer for 30 days or more.

THE BASIS WE USE FOR COMPUTATION. We provide Cash Surrender Values that are at least equal to those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values. We compute reserves under this policy by the Commissioners Reserve Valuation Method.

We use the 1980 Commissioners Standard Ordinary Male or Female Mortality Tables at attained ages 0-17, and the 1980 Commissioners Standard Ordinary Male or Female, Smoker or Non-Smoker Mortality Tables at attained ages 18 and over, as the basis for determining maximum insurance costs, net single premiums, and minimum cash surrender values. We take account of the sex, attained age, and class of risk of the insured person. For attained ages 18 and over, we also take account of the tobacco user status of the insured person. We use a minimum effective annual interest rate of 2% for the Guaranteed Interest Account.

For policies issued at attained ages 0-17, an insured person's cost of insurance rate is not based on that person's status as a tobacco user or non-tobacco user. Effective with the policy anniversary when that insured person reaches attained age 18, non-tobacco user cost of insurance rates will be charged for that person. For policies issued at attained ages 18 or over, an insured person's cost of insurance rate takes account of that person's status as a tobacco user or non-tobacco user.

CHANGE FROM TOBACCO USER RATES TO NON-TOBACCO USER RATES. Any insured person attained age 18 or over being charged tobacco user rates may be eligible for non-tobacco user rates. The change, if approved, may result in lower future cost of insurance rates beginning on the effective date of change to non-tobacco user rates.

Upon request made to our Administrative Office, we will provide forms and instructions as to how you may apply for non-tobacco user rates. The change will be based upon our general underwriting rules in effect at the time of application, and may include criteria other than tobacco use status as well as a definition of tobacco use different from that applicable at the time this policy was issued.

The change to non-tobacco user rates, if approved, will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request. A copy of your application for the change will be attached to the new Policy Information section that we will issue when the change is made. The new section and the application for change will become part of this policy. We may require you to return this policy to our Administrative Office to make the change. This change may have adverse tax consequences.

The change to non-tobacco user rates will be contestable; however, in the absence of fraud, we will not contest the change after it has been in effect for two years during the lifetime of the insured person. In the event of a successful contest, the death benefit and any benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at tobacco user rates.

POLICY ILLUSTRATIONS. Upon request we will give you an illustration of the potential future benefits under this policy, based upon both guaranteed and current cost factor assumptions. We reserve the right to charge up to $25 for each illustration requested.



05-200-17                                                                PAGE 17

AXA EQUITABLE
LIFE INSURANCE COMPANY

A Stock Life Insurance Company
Home Office: 1290 Avenue of the Americas, New York, New York 10104


     This is a Flexible Premium Variable Life Insurance Policy. The Insurance Benefit is payable upon the death of the insured person while this policy is in force. You may pay premiums while the insured person is living and is not yet attained age 100. The values provided by this policy are based on declared interest rates and on the unit values of the investment funds of a separate account, which in turn depend on the investment performance of the securities held by such investment funds. They are not guaranteed as to dollar amount. This is a non-participating policy.



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